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                                                                      EXHIBIT 12



                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Corporation's consolidated ratios of earnings to fixed charges for the periods indicated.

                                                Year Ended December 31,
                                         ------------------------------------
                                         1997    1996    1995    1994    1993
                                         ----    ----    ----    ----    ----
Earnings to Fixed Charges(1)(2):
  Including interest on deposits.......  1.22x   1.08x   1.21x   1.34x    1.67x
  Excluding interest on deposits.......  2.18x   1.50x   2.59x   5.32x   14.70x

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
(1) For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.

(2) Income from continuing operations before income taxes in 1996 includes a $2.9 million one-time assessment to recapitalize the SAIF.